As filed with the Securities and Exchange Commission on August 14, 2024

Registration No. 333-254260

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________

POST-EFFECTIVE AMENDMENT NO. 1

TO
FORM S-4 REGISTRATION STATEMENT NO. 333-254260

UNDER
THE SECURITIES ACT OF 1933

________________________________

Vintage Wine Estates, Inc.

(Exact name of registrant as specified in its charter)

_____________________________________

Nevada	2080	87-1005902
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

205 Concourse Boulevard
Santa Rosa, California 95403
Telephone: (877) 289-9463

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________________

Kristina Johnston

Chief Financial Officer
Vintage Wine Estates, Inc.
205 Concourse Boulevard
Santa Rosa, California 95403
Telephone: (707) 921-2823

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert A. Profusek Joel T. May Jones Day 250 Vesey Street New York, New York 10281 Telephone: (212) 326-3939

Approximate date of commencement of proposed sale of the securities to the public:
Not applicable

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction.

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

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EXPLANATORY NOTE

Deregistration of Common Stock

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-4 (Registration No. 333-254260) (as amended and supplemented from time to time, the “Registration Statement”) filed by Vintage Wine Estates, Inc., a Nevada corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”), pertaining to the registration of (i) 82,726,864 shares of common stock, no par value per share, of the Company (“common stock”) issuable in connection with the business combination transaction described in the Registration Statement, (ii) 26,000,000 warrants to purchase common stock (“warrants”) issuable in connection with the business combination transaction described in the Registration Statement, and (iii) 26,000,000 shares of common underlying such warrants.

As previously disclosed, on July 24, 2024, the Company and certain of its subsidiaries filed a voluntary petition for reorganization (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered under the caption Meier's Wine Cellars Acquisition, LLC, et al., Case No. 24-11575. Also as previously disclosed, the Company's Board of Directors has concluded that it is in the best interests of the Company to voluntarily delist and deregister its securities under the Securities Exchange Act of 1934, as amended.

In connection with the foregoing, the Company is terminating all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered for sale or transfer that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but remaining unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Rosa, State of California on August 14, 2024.

VINTAGE WINE ESTATES, INC.
Date: August 14, 2024	By:	/s/ Kristina Johnston
	Name:	Kristina Johnston
	Title:	Chief Financial Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.